Exhibit 99.1

Investor Contact	1775 Tysons Boulevard, 7th Floor
Ian Weissman	Tysons, VA 22102
+ 1 571 302 5591	www.pkhotelsandresorts.com
Park Hotels & Resorts Inc. Reports Fourth Quarter and Full-Year 2025 Results and Announces Appointment of Sean M. Dell’Orto as Chief Operating Officer
TYSONS, VA (February 19, 2026) – Park Hotels & Resorts Inc. (“Park” or the “Company”) (NYSE: PK) today announced results for the fourth quarter and full-year ended December 31, 2025 and provided an operational update and an update on its Non-Core hotel disposition initiative.
Fourth Quarter Highlights Include:
•Comparable RevPAR was $182.49, an increase of 0.8% compared to the same period in 2024, or a 2.8% increase when excluding the Royal Palm South Beach Miami, a Tribute Portfolio Resort (“Royal Palm”), which suspended operations in mid-May 2025 for a comprehensive renovation;
•Core RevPAR was $210.15, an increase of 3.2% compared to the same period in 2024, or a 5.7% increase when excluding the Royal Palm;
•Net loss and net loss attributable to stockholders were $(204) million and $(205) million, respectively, which included $248 million of impairment expense recognized during the fourth quarter of 2025 primarily related to Park’s Non-Core hotels;
•Adjusted EBITDA was $152 million;
•Diluted loss per share was $(1.04), which included $248 million of impairment expense recognized during the fourth quarter of 2025 primarily related to Park’s Non-Core hotels; and
•Diluted Adjusted FFO per share was $0.51.
Full-Year Highlights Include:
•Comparable RevPAR was $185.00, a decrease of (2.0)% compared to the same period in 2024, or a (0.9)% decrease when excluding the Royal Palm;
•Core RevPAR was $208.85, a decrease of (1.3)% compared to the same period in 2024, or remained flat when excluding the Royal Palm;
•Net loss and net loss attributable to stockholders were $(277) million and $(283) million, respectively, which included $318 million of impairment expense recognized during 2025 primarily related to Park’s Non-Core hotels;
•Adjusted EBITDA was $609 million;
•Diluted loss per share was $(1.43), which included $318 million of impairment expense recognized during 2025 primarily related to Park’s Non-Core hotels; and
•Diluted Adjusted FFO per share was $1.97.

Thomas J. Baltimore, Jr., Chairman and Chief Executive Officer, stated, “During the fourth quarter of 2025, our Core portfolio continued to generate solid gains, with Core RevPAR increasing nearly 6% year-over-year excluding the Royal Palm Miami resort, driven by a 15% increase in group revenues. RevPAR at the Hilton Hawaiian Village Waikiki Beach Resort increased by an impressive 22% as it lapped the labor strike last year, despite ongoing renovations and the impact of the extended government shutdown. The Bonnet Creek complex in Orlando also outperformed on stronger corporate demand, with combined RevPAR increasing nearly 9% year-over-year, and the New York Hilton Midtown delivered its highest fourth quarter group revenue in history, increasing RevPAR by 7% compared to last year.”

Additional Highlights Include:
•Spent nearly $300 million on capital improvements during 2025, including the comprehensive renovation at the Royal Palm, the final phase of renovations in two guestroom towers at Park’s two Hawaii hotels and the second phase of guestroom renovations at the Hilton New Orleans Riverside;
•Exited two Non-Core hotels for gross proceeds of $120 million and surrendered three Non-Core hotels to ground lessors in 2025, in addition to selling one Non-Core hotel thus far in 2026 for $12.5 million, all of which contributed approximately $4 million of Hotel Adjusted EBITDA during 2025;
•During the first quarter of 2025, repurchased approximately 3.5 million shares of common stock for a total purchase price of $45 million;
•Declared a total of $1.00 of dividends to stockholders in 2025;
•In September 2025, amended and restated the Company’s existing credit agreement to increase the senior unsecured revolving credit facility (“Revolver”) from $950 million to $1 billion and extend its maturity to September 2029, in addition to obtaining a senior unsecured delayed draw term loan facility of up to $800 million (“2025 Delayed Draw Term Loan”) maturing in January 2030, which is available for up to three draws through September 2026. Additionally, both the Revolver and 2025 Delayed Draw Term Loan have extension options for up to one year; and
•Recognized by Newsweek as one of America's Most Responsible Companies in 2025 and 2026, with 2026 marking the sixth time Park has been included in the annual survey, one of America's Most Trustworthy Companies for 2025 and one of America’s Greatest Companies for 2025.
Non-Core Hotel Dispositions:
•Park sold the 316-room Hyatt Centric Fisherman’s Wharf in San Francisco in May 2025, its ownership interest in the unconsolidated joint venture that owned and operated the 559-room Capital Hilton in Washington, D.C. in November 2025, and the 193-room Hilton Checkers Los Angeles in Los Angeles in January 2026, generating total gross proceeds of over $132 million, or approximately $124,000 per key, which was reduced by Park’s share of the mortgage debt securing the Capital Hilton of $28 million. The aggregate sales price represents 17.1x combined 2024 EBITDA of the hotels. Proceeds from the sales will be used for ongoing return on investment projects in Park’s portfolio and for other general corporate purposes;
•In September 2025, permanently closed the Embassy Suites Kansas City Plaza and terminated its ground lease, surrendering the property to the ground lessor;
•The ground leases for the DoubleTree Hotel Sonoma Wine Country and the DoubleTree Hotel Seattle Airport expired on December 31, 2025, and the properties were surrendered to the ground lessor; and
•Park currently has one Non-Core hotel under contract, which contributed approximately $0.5 million of EBITDA for 2025.

Mr. Baltimore added, “I am incredibly proud of the progress we’ve made in enhancing the quality of our iconic portfolio as we continue to execute our goal of disposing of our remaining Non-Core hotels and reinvesting capital into our Core hotels. Over the past year, we exited six Non-Core hotels, generating total proceeds of over $132 million, which are being redeployed into the $108 million comprehensive renovation and repositioning of the Royal Palm Miami resort along with guestroom additions and other ROI projects included in the phased tower renovations at our Hawaii and New Orleans hotels. We believe this capital allocation strategy will continue to drive outperformance for our Core portfolio and value for our shareholders, as we have seen from the returns on our investments in the Bonnet Creek complex in Orlando and the Casa Marina hotel in Key West, which have exceeded expectations in their second year of operations since their renovations, delivering a combined cash yield of over 14% and driving top line portfolio growth, with RevPAR increasing 10% and 5% year-over-year, respectively. Similarly, we are excited about the anticipated reopening of the Royal Palm Miami resort this spring - ahead of the World Cup - where we expect to double the resort’s pre-renovation EBITDA of $14 million upon stabilization. Building on this momentum, we are excited to launch guestroom, lobby, pool and exterior renovations at the Ali’i Tower at the Hilton Hawaiian Village Waikiki Beach Resort, alongside the final phase of guestroom renovations in the main tower of the Hilton New Orleans Riverside.

Looking ahead to 2026, we are cautiously optimistic. The U.S. economy remains resilient, supported by modest growth, easing inflation and fiscal stimulus, while easier year-over-year comparisons and demand from major events such as the World Cup and the United States’ 250th anniversary celebrations should benefit our Core markets. That said, we remain balanced with our outlook for the year as elevated geopolitical risk and domestic and foreign policy actions continue to fuel near-term uncertainty, limiting visibility into travel demand. Longer term, we remain bullish on expectations of sustained group demand and leisure recovery against a backdrop of historically low levels of new supply, especially in our Core markets.”

Selected Statistical and Financial Information
(unaudited, amounts in millions, except RevPAR, ADR, Total RevPAR and per share data)

	Three Months Ended December 31,				Year Ended December 31,
	2025	2024	Change(1)		2025	2024	Change(1)
Comparable Hotels:
RevPAR(2)	$182.49	$181.10	0.8%		$185.00	$188.75	(2.0)%
Occupancy	70.2%	70.2%	—	% pts	72.8%	74.5%	(1.7)	% pts
ADR	$259.95	$258.10	0.7%		$254.27	$253.59	0.3%
Total RevPAR	$297.47	$291.35	2.1%		$301.27	$303.33	(0.7)%

Core Hotels:
RevPAR(3)	$210.15	$203.73	3.2%		$208.85	$211.58	(1.3)%
Occupancy	72.0%	70.7%	1.3	% pts	74.4%	76.1%	(1.7)	% pts
ADR	$291.68	$287.98	1.3%		$280.84	$278.12	1.0%
Total RevPAR	$348.72	$334.65	4.2%		$348.52	$348.43	—%

Net (loss) income	$(204)	$73	(379.5)%		$(277)	$226	(222.6)%
Net (loss) income attributable to stockholders	$(205)	$66	(410.6)%		$(283)	$212	(233.5)%

Operating (loss) income	$(164)	$83	(296.5)%		$(33)	$391	(108.4)%
Operating (loss) income margin	(26.0)%	13.3%	(3,930)	bps	(1.3)%	15.0%	(1,630)	bps

Comparable Hotel Adjusted EBITDA	$161	$147	9.3%		$644	$680	(5.4)%
Comparable Hotel Adjusted EBITDA margin	26.6%	24.9%	170	bps	26.5%	27.8%	(130)	bps

Core Hotel Adjusted EBITDA	$151	$134	13.1%		$586	$603	(3.0)%
Core Hotel Adjusted EBITDA margin	29.9%	27.6%	230	bps	29.2%	30.1%	(90)	bps

Adjusted EBITDA	$152	$138	10.1%		$609	$652	(6.6)%
Adjusted FFO attributable to stockholders	$103	$80	28.8%		$394	$430	(8.4)%

(Loss) earnings per share – Diluted(1)	$(1.04)	$0.32	(425.0)%		$(1.43)	$1.01	(241.6)%
Adjusted FFO per share – Diluted(1)	$0.51	$0.39	30.8%		$1.97	$2.06	(4.4)%
Weighted average shares outstanding – Diluted(4)	200	206	(6)		200	209	(9)
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(1)Percentages are calculated based on unrounded numbers.
(2)Comparable RevPAR, excluding the Royal Palm, increased 2.8% for the three months ended December 31, 2025 and decreased (0.9)% for the full-year ended December 31, 2025 compared to the same periods in 2024.
(3)Core RevPAR, excluding the Royal Palm, increased 5.7% for the three months ended December 31, 2025 and remained flat for the full-year ended December 31, 2025 compared to the same periods in 2024.
(4)Diluted loss per share for the fourth quarter and full-year ended December 31, 2025 was calculated based on weighted average shares of 199 million for both periods, which excludes shares that were anti-dilutive. For purposes of Diluted Adjusted FFO per share, weighted average shares were 200 million for both periods.

Operational Update on Core Hotels
Results for Park’s Core hotels and Core hotels by type are as follows:

(unaudited, dollars in millions)		RevPAR			Hotel Revenue			Hotel Adjusted EBITDA
	Rooms	4Q25	4Q24	Change(1)	4Q25	4Q24	Change	4Q25	4Q24	Change(1)
Hilton Hawaiian Village Waikiki Beach Resort	2,872	$233.15	$191.95	21.5%	$100	$80	25.0%	$34	$18	93.6%
Hilton Waikoloa Village	661	181.92	204.87	(11.2)	25	27	(10.0)	5	8	(33.4)
Signia by Hilton Orlando Bonnet Creek	1,009	179.38	167.44	7.1	42	38	10.2	16	14	14.6
Waldorf Astoria Orlando	502	352.55	320.96	9.8	28	26	9.6	10	8	15.2
New York Hilton Midtown	1,878	389.69	364.48	6.9	98	96	2.8	30	28	8.6
Hilton New Orleans Riverside	1,622	127.93	131.69	(2.9)	36	37	(2.5)	13	13	(3.0)
Caribe Hilton	652	221.44	212.90	4.0	22	22	4.5	5	5	5.8
Hilton Boston Logan Airport	604	221.74	217.05	2.2	15	15	2.9	3	3	(27.0)
Hyatt Regency Boston	502	221.69	228.11	(2.8)	13	13	(3.1)	4	4	6.6
Hilton Santa Barbara Beachfront Resort	360	203.50	199.92	1.8	11	11	1.9	5	4	4.4
Hyatt Regency Mission Bay Spa and Marina	438	143.09	153.44	(6.7)	11	11	1.0	1	2	(4.3)
Casa Marina Key West, Curio Collection	311	424.29	417.97	1.5	20	19	6.3	9	8	13.0
The Reach Key West, Curio Collection	150	365.80	345.74	5.8	8	7	2.5	3	2	5.0
Hilton Chicago	1,544	145.99	137.96	5.8	37	34	9.2	8	5	57.4
Hilton Denver City Center	613	111.50	101.05	10.3	9	8	6.9	2	3	(6.8)
Royal Palm South Beach Miami	393	—	197.44	(100.0)	—	9	(100.0)	(1)	3	(143.4)
DoubleTree Hotel Washington DC – Crystal City	627	99.56	120.05	(17.1)	8	9	(13.7)	1	2	(45.6)
Hilton McLean Tysons Corner	458	124.68	136.60	(8.7)	10	11	(3.7)	2	3	(2.0)
JW Marriott San Francisco Union Square	344	204.24	203.55	0.3	8	8	2.5	—	—	68.7
Juniper Hotel Cupertino, Curio Collection	224	131.83	137.16	(3.9)	4	4	(2.2)	1	1	(23.1)
Total Core Hotels (20 Hotels)	15,764	210.15	203.73	3.2	505	485	4.3	151	134	13.1
Non-Core Hotels (15 Hotels)(2)	6,373	114.11	125.23	(8.9)	100	108	(7.4)	10	13	(28.0)
Total Comparable Hotels (35 Hotels)(2)	22,137	$182.49	$181.10	0.8%	$605	$593	2.2%	$161	$147	9.3%

			Core ADR			Core Occupancy				Core RevPAR
	Hotels	Rooms	4Q25	4Q24	Change(1)	4Q25	4Q24	Change		4Q25	4Q24	Change(1)
Resort	10	7,348	$307.19	$305.14	0.7%	71.6%	69.3%	2.3	% pts	$219.83	$211.56	3.9%
Urban	6	6,503	293.97	290.30	1.3	74.0	71.9	2.1		217.54	208.76	4.2
Airport/Suburban	4	1,913	219.79	217.04	1.3	67.3	72.2	(4.9)		147.93	156.64	(5.6)
All Types - Core Hotels	20	15,764	$291.68	$287.98	1.3%	72.0%	70.7%	1.3	% pts	$210.15	$203.73	3.2%
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(1)Calculated based on unrounded numbers.
(2)Includes the DoubleTree Hotel Sonoma Wine Country and the DoubleTree Hotel Seattle Airport, which were surrendered to the ground lessor upon expiration of its ground leases on December 31, 2025, and the hotel sold in 2026.
For the three months ended December 31, 2025, the Hilton Hawaiian Village Waikiki Beach Resort, the Signia by Hilton Orlando Bonnet Creek and Waldorf Astoria Orlando at Bonnet Creek and the Hilton New York Midtown drove the growth of Park’s Core portfolio. The Hilton Hawaiian Village Waikiki Beach Resort lapped the labor strike last year and experienced an increase in group demand of nearly 78%, increasing RevPAR by 22% and resulting in a nearly 45%, or over $6 million, increase in food and beverage revenue for the three months ended December 31, 2025 compared to the same period in 2024, despite ongoing renovations and the effects of the extended government shutdown during the fourth quarter of 2025. The Bonnet Creek complex continued to benefit from the comprehensive renovation and expansion projects completed in early 2024, increasing both group and transient demand, which increased RevPAR by nearly 9% and resulted in a combined increase in food and beverage revenue of over 17%, or over $4 million, for the three months ended December 31, 2025 compared to the same period in 2024. The New York Hilton Midtown delivered its highest fourth quarter group revenue in history, coupled with an increase in transient demand, resulting in an increase in RevPAR of 7%.
These increases were offset by the Royal Palm, which suspended operations in mid-May 2025 for a comprehensive renovation, impacting Core RevPAR by over 250 basis points for the three months ended December 31, 2025 compared to the same period in 2024, coupled with a decrease in transient demand at the Hilton Waikoloa Village primarily due to ongoing renovations. Park’s hotels in Washington D.C. and Boston were also affected by the extended government shutdown, which impacted Core RevPAR by 126 basis points for the three months ended December 31, 2025 compared to the same period in 2024.

Non-Core Disposition Initiative
The status of Park’s Non-Core dispositions since January 1, 2026 is as follows:

(unaudited, dollars in millions)

Status	# of Hotels	Room Count	2025 Hotel Adjusted EBITDA(1)
Sold in 2026	1	193	$1
Remaining Non-Core Hotels To Be Sold	10	4,414	$44
Remaining Safehold Leases(2)	3	959	$16
Total	14	5,566	$61
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(1)Includes Park’s share from its Non-Core unconsolidated joint venture.
(2)Timing for the disposition of the Hilton Salt Lake City Center, DoubleTree Hotel San Diego - Mission Valley and DoubleTree Hotel Durango cannot be determined given ongoing litigation.
Balance Sheet and Liquidity
As of December 31, 2025, Park’s liquidity was approximately $2.0 billion, including $1 billion of available capacity under the Revolver and the undrawn $800 million 2025 Delayed Draw Term Loan. Park is also in active discussions with its lenders for a new $650 million delayed draw, non-recourse mortgage loan secured by the Bonnet Creek complex (“Bonnet Creek Mortgage Loan”) and expects to complete the transaction by the end of the first quarter, with the ability to draw upon the Bonnet Creek Mortgage loan in September 2026. Park expects to draw from both the Bonnet Creek Mortgage Loan and the 2025 Delayed Draw Term Loan to fully prepay, without penalty i) the $121 million secured mortgage loan encumbering the Hyatt Regency Boston at the end of the second quarter, and ii) the $1.275 billion secured mortgage loan encumbering the Hilton Hawaiian Village Waikiki Beach Resort during the third quarter. Park also intends to refinance the $153 million secured mortgage loan encumbering the Hilton Santa Barbara Beachfront Resort during the fourth quarter. As of December 31, 2025, Park’s Net Debt was approximately $3.7 billion, and the weighted average maturity of Park’s consolidated debt is 2.2 years.
In addition, the 1,921-room Hilton San Francisco Union Square and 1,024-room Parc 55 San Francisco – a Hilton Hotel (collectively, the “Hilton San Francisco Hotels”), which secured the $725 million non-recourse CMBS Loan (“SF Mortgage Loan”) were sold by the court-appointed receiver on November 21, 2025, and the buyer assumed the SF Mortgage Loan at that time. The Hilton San Francisco Hotels were placed in a court-ordered receivership in October 2023, and Park no longer had an economic interest in the operations of the hotels when the receiver took control of the hotels. During the fourth quarter of 2025, Park derecognized the SF Mortgage Loan and the associated accrued interest expense included in debt associated with hotels in receivership and accrued interest associated with hotels in receivership, respectively, through and including the date of the sale, and the corresponding contract asset on Park’s consolidated balance sheets.

Park had the following debt outstanding as of December 31, 2025:

(unaudited, dollars in millions)
Debt	Collateral	Interest Rate	Maturity Date	As of December 31, 2025
Fixed Rate Debt
Mortgage loan	Hilton Denver City Center	4.90%	June 2026(1)	$51
Mortgage loan	Hyatt Regency Boston	4.25%	July 2026	121
Mortgage loan	Hilton Hawaiian Village Waikiki Beach Resort	4.20%	November 2026	1,275
Mortgage loan	Hilton Santa Barbara Beachfront Resort	4.17%	December 2026	153
Mortgage loan	DoubleTree Hotel Ontario Airport	5.37%	May 2027	30
2028 Senior Notes	Unsecured	5.88%	October 2028	725
2029 Senior Notes	Unsecured	4.88%	May 2029	750
2030 Senior Notes	Unsecured	7.00%	February 2030	550
Finance lease obligations		6.88%	2026 to 2030	1
Total Fixed Rate Debt		5.11%(2)		3,656

Variable Rate Debt
Revolver(3)	Unsecured	SOFR + 2.25%	September 2029	—
2024 Term Loan	Unsecured	SOFR + 2.20%	May 2027	200
2025 Delayed Draw Term Loan(3)	Unsecured	SOFR + 2.20%	January 2030	—
Total Variable Rate Debt		5.93%		200

Less: unamortized deferred financing costs and discount				(18)
Total Debt(4)		5.15%(2)		$3,838
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(1)The loan matures in August 2042 but became callable by the lender in August 2022 with six months notice. As of December 31, 2025, Park had not received notice from the lender.
(2)Calculated on a weighted average basis.
(3)As of February 19, 2026, Park has $1 billion of available capacity under the Revolver with no outstanding letters of credit and $800 million of its 2025 Delayed Draw Term Loan available.
(4)Excludes $129 million of Park’s share of debt of its unconsolidated joint ventures.
Capital Investments
During 2025, Park spent nearly $300 million on capital improvements at its hotels, with nearly $110 million spent during the fourth quarter. During the first quarter of 2025, Park successfully completed nearly $75 million in guestroom renovations and room conversions that began in 2024 at two of its flagship properties in Hawaii – the 822-room Rainbow Tower at the Hilton Hawaiian Village Waikiki Beach Resort and the 414-room Palace Tower at the Hilton Waikoloa Village. The second and final phase of guestroom renovations and room conversions in the Rainbow Tower is expected to be completed in March 2026, while the second and final phase of the Palace Tower was completed in January 2026, totaling approximately $85 million for both hotels. Additionally, in January 2026, Park completed the second of three phases of guestroom renovations totaling over $30 million in the 1,169-room main tower at the Hilton New Orleans Riverside.

During 2026, Park expects to spend approximately $230 million to $260 million in capital expenditures, including completing the comprehensive renovation at the Royal Palm, which began in mid-May 2025 and includes a full renovation of all 393 guestrooms at the oceanfront hotel, along with the addition of 11 new guestrooms. The project is expected to generate a 15% to 20% return on investment. Hotel operations were suspended beginning in mid-May 2025 with an expected reopening in June 2026. Additionally, Park expects to begin $96 million of renovations at the 348-room Ali’i Tower at the Hilton Hawaiian Village Waikiki Beach Resort, along with the addition of 3 new guestrooms, during the third quarter of 2026, continuing its upgrades of the iconic hotel, and expects to complete the third and final phase of the main tower at the Hilton New Orleans Riverside by December 2026.
Chief Operating Officer Appointment
Park’s Board of Directors has appointed Sean M. Dell’Orto as Chief Operating Officer, effective February 12, 2026. Mr. Dell’Orto will also continue to serve as Executive Vice President, Chief Financial Officer & Treasurer, roles he has held since the Company’s spin from Hilton Worldwide Holdings, Inc. in 2017. As Chief Operating Officer, he will have additional oversight and responsibility for day-to-day execution, and coordinating alignment, of the Company’s internal operations with its strategy and business plans. The executive leadership team will continue to report to Park’s Chairman and Chief Executive Officer, Thomas J. Baltimore, Jr.

“Sean is an exceptional leader with a proven track record of success,” said Mr. Baltimore. “As Chief Financial Officer, his disciplined approach to managing Park’s balance sheet has been instrumental in our ability to navigate dynamic as well as challenging market conditions. Sean has strengthened our financial position, built a highly capable team, and, through prudent capital decisions and a focus on financial flexibility, provided the Company with the optionality to execute our strategic objectives. I look forward to continuing to work with Sean over many years to come as we advance Park’s long-term success.”

Dividends
Park declared a fourth quarter 2025 cash dividend of $0.25 per share to stockholders of record as of December 31, 2025. The fourth quarter dividend was paid on January 15, 2026. The fourth quarter dividend, together with the cash dividends declared for the first three quarters of 2025, represented an annual yield of approximately 10% based on Park’s closing stock price on December 31, 2025.

On February 13, 2026, Park declared a first quarter 2026 cash dividend of $0.25 per share to be paid on April 15, 2026 to stockholders of record as of March 31, 2026.
Full-Year 2026 Outlook
Park expects full-year 2026 operating results to be as follows:

(unaudited, dollars in millions, except per share amounts and RevPAR)	Full-Year 2026 Outlook as of February 19, 2026
Metric	Low	High

RevPAR	$190	$194
RevPAR change vs. 2025	0.0%	2.0%

Net income	$69	$99
Net income attributable to stockholders	$62	$92
Earnings per share – Diluted(1)	$0.31	$0.46

Adjusted EBITDA	$580	$610
Adjusted FFO per share – Diluted(1)	$1.73	$1.89
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(1)Amounts are calculated based on unrounded numbers.
Park’s outlook is based in part on the following assumptions:
•Includes the impact of renovations at the Royal Palm of 30 basis points to RevPAR growth;
•Includes approximately $9 million of incremental interest expense from the expected refinancing of $1.4 billion of mortgage debt maturing in 2026;
•Operating expenses for Park’s hotels are expected to increase 2% to 3%;
•Fully diluted weighted average shares for the full-year 2026 of 201 million; and
•Park’s current portfolio as of February 19, 2026 and does not take into account potential future acquisitions, dispositions or any financing transactions, except as noted above, which could result in a material change to Park’s outlook.
Park’s full-year 2026 outlook is based on several factors, many of which are outside the Company’s control, including uncertainty surrounding macroeconomic factors, such as inflation, changes in interest rates and the possibility of an economic recession or slowdown, as well as the assumptions set forth above, all of which are subject to change. Additionally, Park’s full-year 2026 outlook does not include assumptions around the incremental impact of tariff announcements (including any foreign tariffs announced in response to changes in U.S. trade policy), changes in travel patterns to or in the U.S. as a result of disapproval of U.S. foreign or domestic policy, or government shutdowns as the net effect of such announcements or events cannot be ascertained or quantified at this time.
Supplemental Disclosures
In conjunction with this release, Park has furnished a financial supplement with additional disclosures on its website. Visit www.pkhotelsandresorts.com for more information. Park has no obligation to update any of the information provided to conform to actual results or changes in Park’s portfolio, capital structure or future expectations.

Corporate Responsibility
Park published its 2025 Annual Corporate Responsibility Report ("CR Report"), which aligns with globally utilized frameworks including the Task Force on Climate-Related Financial Disclosures, Sustainability Accounting Standards Board, United Nations Sustainable Development Goals and Global Reporting Initiative. The 2025 CR Report details Park's energy, carbon, water and waste metrics and also highlights the Company's sustainability and corporate responsibility efforts, including the efforts of Park's subcommittees - the Green Park Committee and the Park Cares Committee.

Park participated in the 2025 Global Real Estate Sustainability Benchmark ("GRESB") assessment for the sixth consecutive year, receiving an 87 out of 100 – Park’s highest score thus far. Park ranked second among publicly listed participating hotel companies in the Americas and in the top 20% of all publicly listed participating companies in the Americas. Park’s GRESB Real Estate Assessment score increased 6 points over 2024, and since 2020, has increased 15 points overall, demonstrating Park’s continued support of its overall corporate responsibility program and desire to make meaningful improvements toward decarbonization. Furthermore, Park continued to achieve a GRESB Public Disclosure score of “A” in 2025.

Additionally, Park was recognized by Newsweek as one of America's Most Responsible Companies in 2025 and 2026, with 2026 marking the sixth time Park has been included in the annual survey, as well as one of America's Most Trustworthy Companies for 2025 and one of America’s Greatest Companies for 2025.
Conference Call
Park will host a conference call for investors and other interested parties to discuss fourth quarter and full-year 2025 results on February 20, 2026 beginning at 12 p.m. Eastern Time. Participants may listen to the live webcast by logging onto the Investors section of the website at www.pkhotelsandresorts.com. Alternatively, participants may listen to the live call by dialing (877) 451-6152 in the United States or (201) 389-0879 internationally and requesting Park Hotels & Resorts’ Fourth Quarter and Full-Year 2025 Earnings Conference Call. Participants are encouraged to dial into the call or link to the webcast at least ten minutes prior to the scheduled start time.
A replay of the webcast will be available within 24 hours after the live event on the Investors section of Park’s website.
Annual Stockholders Meeting
Park will host its 2026 Annual Stockholders Meeting on April 24, 2026 at 8:00 am ET at 1775 Tysons Boulevard, Tysons, Virginia. Park's Board has established the close of business on February 27, 2026 as the record date for determining those stockholders that are entitled to vote at the 2026 Annual Stockholders Meeting.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements related to Park’s current expectations regarding the performance of its business, financial results, liquidity and capital resources, including the use of proceeds from Park’s 2025 Delayed Draw Term Loan and the anticipated repayment and refinancing of certain of Park’s indebtedness, the completion of capital allocation priorities and expected returns on such projects, the expected repurchase of Park’s stock, the impact from macroeconomic factors (including elevated inflation and interest rates, potential economic slowdown or a recession and geopolitical conflicts or trends, including trade policy, travel barriers or changes in travel preferences for U.S. destinations, including as a result of government shutdowns), the effects of competition and the effects of future legislation, executive action or regulations, tariffs, the expected completion of anticipated dispositions, including of Park’s Non-Core hotels, and the declaration, payment and any change in amounts of future dividends and other non-historical statements. Forward-looking statements include all statements that are not historical facts, and in some cases, can be identified by the use of forward-looking terminology such as the words “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “hopes” or the negative version of these words or other comparable words. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond Park’s control and which could materially affect its results of operations, financial condition, cash flows, performance or future achievements or events.
All such forward-looking statements are based on current expectations of management and therefore involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements and Park urges investors to carefully review the disclosures Park makes concerning risk and uncertainties in Item 1A: “Risk Factors” in Park’s Annual Report on Form 10-K for the year ended December 31, 2024, as such factors may be updated from time to time in Park’s filings with the Securities and Exchange Commission (“SEC”), which are accessible on the SEC’s website at www.sec.gov. Except as required by law, Park undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Measures
Park presents certain non-GAAP financial measures in this press release, including Nareit FFO attributable to stockholders, Adjusted FFO attributable to stockholders, FFO per share, Adjusted FFO per share, EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA, Hotel Adjusted EBITDA margin and Net Debt. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income (loss) as a measure of its operating performance. Please see the schedules included in this press release including the “Definitions” section for additional information and reconciliations of such non-GAAP financial measures.
About Park
Park is one of the largest publicly-traded lodging real estate investment trusts (“REIT”) with a diverse portfolio of iconic and market-leading hotels and resorts with significant underlying real estate value. Park’s portfolio currently consists of 34 premium-branded hotels and resorts with approximately 23,000 rooms primarily located in prime city center and resort locations. Visit www.pkhotelsandresorts.com for more information.

PARK HOTELS & RESORTS INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share data)

	December 31, 2025	December 31, 2024
ASSETS
Property and equipment, net	$6,955	$7,398
Assets held for sale, net	14	—
Contract asset	—	820
Intangibles, net	41	41
Cash and cash equivalents	232	402
Restricted cash	32	38
Accounts receivable, net of allowance for doubtful accounts of $2 and $4	116	131
Prepaid expenses	60	69
Other assets	80	71
Operating lease right-of-use assets	170	191
TOTAL ASSETS (variable interest entities – $207 and $223)	$7,700	$9,161
LIABILITIES AND EQUITY
Liabilities
Debt	$3,838	$3,841
Debt associated with hotels in receivership	—	725
Accrued interest associated with hotels in receivership	—	95
Accounts payable and accrued expenses	198	226
Dividends payable	56	138
Due to hotel managers	134	138
Other liabilities	189	179
Operating lease liabilities	209	225
Total liabilities (variable interest entities – $198 and $201)	4,624	5,567
Stockholders’ Equity
Common stock, par value $0.01 per share, 6,000,000,000 shares authorized, 200,938,658 shares issued and 199,901,086 shares outstanding as of December 31, 2025 and 203,407,320 shares issued and 202,553,194 shares outstanding as of December 31, 2024	2	2
Additional paid-in capital	4,031	4,063
Accumulated deficit	(902)	(420)
Total stockholders’ equity	3,131	3,645
Noncontrolling interests	(55)	(51)
Total equity	3,076	3,594
TOTAL LIABILITIES AND EQUITY	$7,700	$9,161

PARK HOTELS & RESORTS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenues
Rooms	$371	$376	$1,505	$1,569
Food and beverage	173	167	685	688
Ancillary hotel	61	60	259	256
Other	24	22	92	86
Total revenues	629	625	2,541	2,599

Operating expenses
Rooms	100	105	411	419
Food and beverage	121	118	478	474
Other departmental and support	145	151	596	605
Other property	53	57	216	231
Management fees	30	32	118	125
Impairment and casualty loss	249	1	319	14
Depreciation and amortization	67	65	336	257
Corporate general and administrative	18	17	72	69
Other	21	20	88	82
Total expenses	804	566	2,634	2,276

Gain on sale of assets, net	1	8	2	8
Gain on derecognition of assets	10	16	58	60

Operating (loss) income	(164)	83	(33)	391

Interest income	2	5	10	21
Interest expense	(51)	(53)	(209)	(214)
Interest expense associated with hotels in receivership	(10)	(16)	(58)	(60)
Equity in earnings from investments in affiliates	2	2	4	31
Other gain (loss), net	16	—	16	(4)

(Loss) income before income taxes	(205)	21	(270)	165
Income tax benefit (expense)	1	52	(7)	61
Net (loss) income	(204)	73	(277)	226
Net income attributable to noncontrolling interests	(1)	(7)	(6)	(14)
Net (loss) income attributable to stockholders	$(205)	$66	$(283)	$212

(Loss) earnings per share:
(Loss) earnings per share – Basic	$(1.04)	$0.32	$(1.43)	$1.02
(Loss) earnings per share – Diluted	$(1.04)	$0.32	$(1.43)	$1.01

Weighted average shares outstanding – Basic	199	204	199	207
Weighted average shares outstanding – Diluted	199	206	199	209

PARK HOTELS & RESORTS INC.
NON-GAAP FINANCIAL MEASURES RECONCILIATIONS
EBITDA AND ADJUSTED EBITDA

(unaudited, in millions)	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net (loss) income	$(204)	$73	$(277)	$226
Depreciation and amortization expense	67	65	336	257
Interest income	(2)	(5)	(10)	(21)
Interest expense	51	53	209	214
Interest expense associated with hotels in receivership(1)	10	16	58	60
Income tax (benefit) expense	(1)	(52)	7	(61)
Interest income and expense, income tax and depreciation and amortization included in equity in earnings from investments in affiliates	1	1	7	10
EBITDA	(78)	151	330	685
Gain on sales of assets, net(2)	(17)	(8)	(18)	(27)
Gain on derecognition of assets(1)	(10)	(16)	(58)	(60)
Share-based compensation expense	5	5	19	19
Impairment and casualty loss	249	1	319	14
Other items	3	5	17	21
Adjusted EBITDA	$152	$138	$609	$652
______________________________________________
(1)For the three months and years ended December 31, 2025 and 2024, represents accrued interest expense associated with the default of the SF Mortgage Loan, which was offset by a gain on derecognition for the corresponding increase of the contract asset on the consolidated balance sheets. The SF Mortgage Loan was assumed by the buyer of the Hilton San Francisco Hotels, which were sold by the court-appointed receiver on November 21, 2025.
(2)For the three months and year ended December 31, 2025, includes a gain of $16 million on the sale of Park’s ownership interest in the Capital Hilton included in other gain (loss), net. For the year ended December 31, 2024, includes a gain of $19 million on the sale of the Hilton La Jolla Torrey Pines included in equity in earnings from investments in affiliates.

PARK HOTELS & RESORTS INC.
NON-GAAP FINANCIAL MEASURES RECONCILIATIONS
HOTEL ADJUSTED EBITDA AND HOTEL ADJUSTED EBITDA MARGIN
COMPARABLE AND CORE HOTELS

(unaudited, dollars in millions)	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Adjusted EBITDA	$152	$138	$609	$652
Less: Adjusted EBITDA from investments in affiliates	(3)	(4)	(19)	(23)
Add: All other(1)	12	13	54	54
Hotel Adjusted EBITDA	161	147	644	683
Less: Adjusted EBITDA from hotels disposed of	—	—	—	(3)
Comparable Hotel Adjusted EBITDA	161	147	644	680
Less: Adjusted EBITDA from Non-Core hotels	(10)	(13)	(58)	(77)
Core Hotel Adjusted EBITDA	$151	$134	$586	$603

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Total Revenues	$629	$625	$2,541	$2,599
Less: Other revenue	(24)	(22)	(92)	(86)
Less: Revenues from hotels disposed of	—	(10)	(16)	(58)
Comparable Hotel Revenues	605	593	2,433	2,455
Less: Hotel Revenues from Non-Core hotels	(100)	(108)	(427)	(446)
Core Hotel Revenues	$505	$485	$2,006	$2,009

	Three Months Ended December 31,				Year Ended December 31,
	2025	2024	Change(2)		2025	2024	Change(2)
Total Revenues	$629	$625	0.7%		$2,541	$2,599	(2.2)%
Operating (loss) income	$(164)	$83	(296.5)%		$(33)	$391	(108.4)%
Operating (loss) income margin(2)	(26.0)%	13.3%	(3,930)	bps	(1.3)%	15.0%	(1,630)	bps

Comparable Hotel Revenues	$605	$593	2.2%		$2,433	$2,455	(0.9)%
Comparable Hotel Adjusted EBITDA	$161	$147	9.3%		$644	$680	(5.4)%
Comparable Hotel Adjusted EBITDA margin(2)	26.6%	24.9%	170	bps	26.5%	27.8%	(130)	bps

Core Hotel Revenues	$505	$485	4.3%		$2,006	$2,009	(0.1)%
Core Hotel Adjusted EBITDA	$151	$134	13.1%		$586	$603	(3.0)%
Core Hotel Adjusted EBITDA margin(2)	29.9%	27.6%	230	bps	29.2%	30.1%	(90)	bps
______________________________________________
(1)Includes other revenues and other expenses, non-income taxes on TRS leases included in other property expenses and corporate general and administrative expenses in the consolidated statements of operations.
(2)Percentages are calculated based on unrounded numbers.

PARK HOTELS & RESORTS INC.
NON-GAAP FINANCIAL MEASURES RECONCILIATIONS
HOTEL ADJUSTED EBITDA
COMPARABLE, CORE AND NON-CORE HOTELS

	Year Ended December 31, 2025
	Total	Core Hotels	Non-Core Hotels

	(in millions)
Rooms	$1,505	$1,201	$304
Food and beverage	685	578	107
Ancillary hotel	259	227	32
Total hotel revenues	2,449	2,006	443

Less:
Rooms expense	411	318	93
Food and beverage expense	478	398	80
Other departmental and support expense	596	452	144
Management fees	118	100	18
Other property expenses(1)	202	152	50
Total hotel expenses	1,805	1,420	385

Comparable Hotel Adjusted EBITDA	$644	$586	$58
______________________________________________
(1)Total other property expenses primarily include real and personal property taxes, other local taxes, ground rent, equipment rent and property insurance incurred in the normal course of business and excludes $14 million of other items that management believes are not representative of the Company’s operating performance, primarily non-income taxes on TRS leases, which are included in other property expenses in the consolidated statements of operations.

PARK HOTELS & RESORTS INC.
NON-GAAP FINANCIAL MEASURES RECONCILIATIONS
NAREIT FFO AND ADJUSTED FFO
(unaudited, in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net (loss) income attributable to stockholders	$(205)	$66	$(283)	$212
Depreciation and amortization expense	67	65	336	257
Depreciation and amortization expense attributable to noncontrolling interests	—	(1)	(3)	(4)
Gain on sales of assets, net(1)	(17)	(8)	(18)	(27)
Gain on sale of assets, net, attributable to noncontrolling interests	—	5	—	5
Gain on derecognition of assets(2)	(10)	(16)	(58)	(60)
Impairment loss	248	—	318	12
Equity investment adjustments:
Equity in earnings from investments in affiliates(3)	(2)	(2)	(4)	(12)
Pro rata FFO of investments in affiliates	2	2	7	16
Nareit FFO attributable to stockholders	83	111	295	399
Share-based compensation expense	5	5	19	19
Interest expense associated with hotels in receivership(2)	10	16	58	60
Release of deferred tax valuation allowance	—	(54)	—	(54)
Other items	5	2	22	6
Adjusted FFO attributable to stockholders	$103	$80	$394	$430
Nareit FFO per share – Diluted(4)	$0.42	$0.54	$1.47	$1.91
Adjusted FFO per share – Diluted(4)	$0.51	$0.39	$1.97	$2.06
Weighted average shares outstanding – Diluted	200	206	200	209
______________________________________________
(1)For the three months and year ended December 31, 2025, includes a gain of $16 million on the sale of Park’s ownership interest in the Capital Hilton included in other gain (loss), net. For the year ended December 31, 2024, includes a gain of $19 million on the sale of the Hilton La Jolla Torrey Pines included in equity in earnings from investments in affiliates.
(2)For the three months and years ended December 31, 2025 and 2024, represents accrued interest expense associated with the default of the SF Mortgage Loan, which was offset by a gain on derecognition for the corresponding increase of the contract asset on the consolidated balance sheets. The SF Mortgage Loan was assumed by the buyer of the Hilton San Francisco Hotels, which were sold by the court-appointed receiver on November 21, 2025.
(3)For the year ended December 31, 2024, the gain of $19 million on the sale of the Hilton La Jolla Torrey Pines is presented within gain on sale of assets, net above.
(4)Per share amounts are calculated based on unrounded numbers.

PARK HOTELS & RESORTS INC.
NON-GAAP FINANCIAL MEASURES RECONCILIATIONS
NET DEBT

(unaudited, in millions)
December 31, 2025
Debt	$3,838
Add: unamortized deferred financing costs and discount	18
Debt, excluding unamortized deferred financing cost, premiums and discounts	3,856
Add: Park’s share of unconsolidated affiliates debt, excluding unamortized deferred financing costs	129
Less: cash and cash equivalents	(232)
Less: restricted cash	(32)
Net Debt	$3,721

PARK HOTELS & RESORTS INC.
NON-GAAP FINANCIAL MEASURES RECONCILIATIONS
OUTLOOK – EBITDA AND ADJUSTED EBITDA

(unaudited, in millions)	Year Ending
	December 31, 2026
	Low Case	High Case
Net income	$69	$99
Depreciation and amortization expense	254	254
Interest income	(6)	(6)
Interest expense	218	218
Income tax expense	8	8
Interest expense, income tax and depreciation and amortization included in equity in earnings from investments in affiliates	2	2
EBITDA	545	575
Share-based compensation expense	19	19
Other items	16	16
Adjusted EBITDA	$580	$610

PARK HOTELS & RESORTS INC.
NON-GAAP FINANCIAL MEASURES RECONCILIATIONS
OUTLOOK – NAREIT FFO ATTRIBUTABLE TO STOCKHOLDERS AND
ADJUSTED FFO ATTRIBUTABLE TO STOCKHOLDERS

(unaudited, in millions except per share data)	Year Ending
	December 31, 2026
	Low Case	High Case
Net income attributable to stockholders	$62	$92
Depreciation and amortization expense	254	254
Depreciation and amortization expense attributable to noncontrolling interests	(3)	(3)
Equity investment adjustments:
Equity in earnings from investments in affiliates	(5)	(5)
Pro rata FFO of equity investments	5	5
Nareit FFO attributable to stockholders	313	343
Share-based compensation expense	19	19
Other items	16	18
Adjusted FFO attributable to stockholders	$348	$380
Adjusted FFO per share – Diluted(1)	$1.73	$1.89
Weighted average diluted shares outstanding	201	201
______________________________________________
(1)Per share amounts are calculated based on unrounded numbers.

PARK HOTELS & RESORTS INC.
DEFINITIONS
Comparable
The Company presents certain data for its consolidated hotels on a Comparable basis as supplemental information for investors: Comparable Hotel Revenues, Comparable RevPAR, Comparable Occupancy, Comparable ADR, Comparable Hotel Adjusted EBITDA and Comparable Hotel Adjusted EBITDA Margin. The Company presents Comparable hotel results to help the Company and its investors evaluate the ongoing operating performance of its hotels. The Company’s Comparable hotel financial data includes results from Park’s consolidated hotels and property acquisitions as though such acquisitions occurred on the earliest period presented. Additionally, Comparable hotel financial data excludes results from property dispositions that have occurred prior to December 31, 2025.
Core/Non-Core
The Company’s Core portfolio includes 20 of Park’s consolidated hotels and 1 of Park’s unconsolidated hotels and consists primarily of hotels and resorts that cater to group and leisure demand. As of December 31, 2025, Park’s Non-Core portfolio included 15 consolidated hotels and 1 unconsolidated hotel. As of February 19, 2026, Park had 12 consolidated hotels and 1 unconsolidated hotel remaining in its Non-Core portfolio. Financial data presented for Park’s Core and Non-Core hotels are based on its consolidated hotels only.
EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin
Earnings before interest expense, taxes and depreciation and amortization (“EBITDA”), presented herein, reflects net income (loss) excluding depreciation and amortization, interest income, interest expense, income taxes and also interest income and expense, income tax and depreciation and amortization included in equity in earnings from investments in affiliates.
Adjusted EBITDA, presented herein, is calculated as EBITDA, as previously defined, further adjusted to exclude the following items that are not reflective of Park’s ongoing operating performance or incurred in the normal course of business, and thus, excluded from management’s analysis in making day-to-day operating decisions and evaluations of Park’s operating performance against other companies within its industry:
•Gains or losses on sales of assets for both consolidated and unconsolidated investments;
•Costs associated with hotel acquisitions or dispositions expensed during the period;
•Severance expense;
•Share-based compensation expense;
•Impairment losses and casualty gains or losses; and
•Other items that management believes are not representative of the Company’s current or future operating performance.
Hotel Adjusted EBITDA measures hotel-level results before debt service, depreciation and corporate expenses of the Company’s consolidated hotels, which excludes hotels owned by unconsolidated affiliates, and is a key measure of the Company’s profitability. The Company presents Hotel Adjusted EBITDA to help the Company and its investors evaluate the ongoing operating performance of the Company’s consolidated hotels.
Hotel Adjusted EBITDA margin is calculated as Hotel Adjusted EBITDA divided by total hotel revenue.
EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin are not recognized terms under United States (“U.S.”) GAAP and should not be considered as alternatives to net income (loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, the Company’s definitions of EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin may not be comparable to similarly titled measures of other companies.
The Company believes that EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin provide useful information to investors about the Company and its financial condition and results of operations for the following reasons: (i) EBITDA, Adjusted EBITDA, Hotel Adjusted

EBITDA and Hotel Adjusted EBITDA margin are among the measures used by the Company’s management team to make day-to-day operating decisions and evaluate its operating performance between periods and between REITs by removing the effect of its capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from its operating results; and (ii) EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in the industry.
EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin have limitations as analytical tools and should not be considered either in isolation or as a substitute for net income (loss) or other methods of analyzing the Company’s operating performance and results as reported under U.S. GAAP. Because of these limitations, EBITDA, Adjusted EBITDA and Hotel Adjusted EBITDA should not be considered as discretionary cash available to the Company to reinvest in the growth of its business or as measures of cash that will be available to the Company to meet its obligations. Further, the Company does not use or present EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin as measures of liquidity or cash flows.
Nareit FFO attributable to stockholders, Adjusted FFO attributable to stockholders, Nareit FFO per share – diluted and Adjusted FFO per share – diluted
Nareit FFO attributable to stockholders and Nareit FFO per diluted share (defined as set forth below) are presented herein as non-GAAP measures of the Company’s performance. The Company calculates funds from (used in) operations (“FFO”) attributable to stockholders for a given operating period in accordance with standards established by the National Association of Real Estate Investment Trusts (“Nareit”), as net income (loss) attributable to stockholders (calculated in accordance with U.S. GAAP), excluding depreciation and amortization, gains or losses on sales of assets, impairment, and the cumulative effect of changes in accounting principles, plus adjustments for unconsolidated joint ventures. Adjustments for unconsolidated joint ventures are calculated to reflect the Company’s pro rata share of the FFO of those entities on the same basis. As noted by Nareit in its December 2018 “Nareit Funds from Operations White Paper – 2018 Restatement,” since real estate values historically have risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For these reasons, Nareit adopted the FFO metric in order to promote an industry-wide measure of REIT operating performance. The Company believes Nareit FFO provides useful information to investors regarding its operating performance and can facilitate comparisons of operating performance between periods and between REITs. The Company’s presentation may not be comparable to FFO reported by other REITs that do not define the terms in accordance with the current Nareit definition, or that interpret the current Nareit definition differently. The Company calculates Nareit FFO per diluted share as Nareit FFO divided by the number of fully diluted shares outstanding during a given operating period.
The Company also presents Adjusted FFO attributable to stockholders and Adjusted FFO per diluted share when evaluating its performance because management believes that the exclusion of certain additional items described below provides useful supplemental information to investors regarding the Company’s ongoing operating performance. Management historically has made the adjustments detailed below in evaluating its performance and in its annual budget process. Management believes that the presentation of Adjusted FFO provides useful supplemental information that is beneficial to an investor’s complete understanding of operating performance. The Company adjusts Nareit FFO attributable to stockholders for the following items, which may occur in any period, and refers to this measure as Adjusted FFO attributable to stockholders:
•Costs associated with hotel acquisitions or dispositions expensed during the period;
•Severance expense;
•Share-based compensation expense;
•Casualty gains or losses; and
•Other items that management believes are not representative of the Company’s current or future operating performance.

Net Debt
Net Debt, presented herein, is a non-GAAP financial measure that the Company uses to evaluate its financial leverage. Net Debt is calculated as (i) debt excluding unamortized deferred financing costs; and (ii) the Company’s share of investments in affiliate debt, excluding unamortized deferred financing costs; reduced by (a) cash and cash equivalents; and (b) restricted cash and cash equivalents.
The Company believes Net Debt provides useful information about its indebtedness to investors as it is frequently used by securities analysts, investors and other interested parties to compare the indebtedness of companies. Net Debt should not be considered as a substitute to debt presented in accordance with U.S. GAAP. Net Debt may not be comparable to a similarly titled measure of other companies.
Occupancy
Occupancy represents the total number of room nights sold divided by the total number of room nights available at a hotel or group of hotels. Occupancy measures the utilization of the Company’s hotels’ available capacity. Management uses Occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help management determine achievable Average Daily Rate (“ADR”) levels as demand for rooms increases or decreases.
Average Daily Rate
ADR (or rate) represents rooms revenue divided by total number of room nights sold in a given period. ADR measures average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in the hotel industry, and management uses ADR to assess pricing levels that the Company is able to generate by type of customer, as changes in rates have a more pronounced effect on overall revenues and incremental profitability than changes in Occupancy, as described above.
Revenue per Available Room
Revenue per Available Room (“RevPAR”) represents rooms revenue divided by the total number of room nights available to guests for a given period. Management considers RevPAR to be a meaningful indicator of the Company’s performance as it provides a metric correlated to two primary and key factors of operations at a hotel or group of hotels: Occupancy and ADR. RevPAR is also a useful indicator in measuring performance over comparable periods.
Total RevPAR
Total RevPAR represents rooms, food and beverage and other hotel revenues divided by the total number of room nights available to guests for a given period. Management considers Total RevPAR to be a meaningful indicator of the Company’s performance as approximately one-third of revenues are earned from food and beverage and other hotel revenues. Total RevPAR is also a useful indicator in measuring performance over comparable periods.